EXHIBIT 99.1

CHDT Corporation (CHDO)

CHDT Corporation (CHDO), previously at $0.0225 up 6.67% at 0.024 with approximately 390,000 shares traded, was highlighted by Invest Source, Small Cap Voice and Microcap Alliance.

CHDT Corporation announced this month it will report in its upcoming 10-Q for Q1 2008 that the Company had gross revenues of approximately $574,180, an increase of 172% versus $211,042 in revenue for the corresponding Q1 of 2007. The increase in revenues is partly due to the company shipping its initial STP® orders to two retail chains, CSK and Meijer, along with shipments of its new Simply Comfort(TM) line. Capstone's lighting division sales also posted significant gains in Q1. The company stated it expects sales to escalate further in the second and third quarters as it implements additional STP® programs into retailers, mail order catalogues, and online retailers along with line expansion with existing customers.

CHDT Corporation recently announced through its Capstone that due to a successful response to the roll-out of the companies book light end cap at both Wal-Mart and Target, are continuing with new promotions and planning in 2008.

Capstone also announced in November it would launch a line of STP® branded power tools and automotive accessories with orders starting to ship in the first quarter of 2008. Capstone Industries, Inc., have received orders so far in the Q2 FY2008 in excess of $1,100,000 for its STP® branded programs.

CHDT Corporation specializes in product placement with wholesalers and retailers nationwide, which has allowed them to parlay their relationship with STP® into the forefront of the Auto Racing world, with the placement of  the STP® logo on the hood and back side quarter panels on car #72. The company has been working with numerous retailers and distributors on planograms and promotional programs, and anticipates further product placements in the near future

CHDT Corp. is a public holding company that engages through its Capstone subsidiary in the sale of consumer products, specifically STP-branded power tools and portable book lights and, through retailers and wholesalers nationwide. Capstone also recently launched Simply Comfort, Memory Foam Massagers and MP3 Stereo Speaker Comfort Products and intends to announce a new computer peripheral device in the first quarter of 2008.